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Exhibit 10.24(b)

Aktiengesellschaft

Date:	June 27, 2001
To:	Young Broadcasting Inc.
Attention:	Swaps Documentation Department
Facsimile no.:	1 212 758 1229
Our Reference:	Global No. N142997N
Re:	Interest Rate Swap Transaction

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between Deutsche Bank AG ("DBAG") and Young Broadcasting Inc. ("Counterparty") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Definitions") as published by the International Swaps and Derivatives Association, Inc. are incorporated by reference herein. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

For the purpose of this Confirmation, all references in the Definitions or the Agreement to a "Swap Transaction" shall be deemed to be references to this Transaction.

        1.    This Confirmation evidences a complete and binding agreement between DBAG ("Party A") and Counterparty ("Party B") as to the terms of the Transaction to which this Confirmation relates. In addition, Party A and Party B agree to use all reasonable efforts to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the "ISDA Form") (as may be amended, modified or supplemented from time to time, the "Agreement") with such modifications as Party A and Party B will in good faith agree. Upon execution by the parties of such Agreement, this Confirmation will supplement, form a part of and be subject to the Agreement. All provisions contained or incorporated by reference in such Agreement upon its execution shall govern this Confirmation except as expressly modified below. Until Party A and Party B execute and deliver the Agreement, this Confirmation, together with all other documents referring to the ISDA Form (each a "Confirmation") confirming Transactions (each a "Transaction") entered into between us (notwithstanding anything to the contrary in a Confirmation) shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if Party A and Party B had executed an agreement on the Trade Date of the first such Transaction between us in such form, with the Schedule thereto (i) specifying only that (a) the governing law is the laws of the State of New York, without reference to choice of law doctrine provided, that such choice of law shall be superseded by any choice of law provision specified in the Agreement upon its execution, and (b) the Termination Currency is U.S. Dollars and (ii) incorporating the addition to the definition of "Indemnifiable Tax" contained in (page 48 of) the ISDA "User's Guide to the 1992 ISDA Master Agreements". In the event of any inconsistency between the terns of this Confirmation, and the terms of the Agreement, this Confirmation will prevail for the purpose of this Transaction.

        2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	USD 63,200,000
Trade Date:	June 27, 2001
Effective Date:	June 29, 2001

Termination Date:	March 1, 2011, subject to (i) adjustment in accordance with the Modified Following Business Day Convention and (ii) the provisions of Section 3 and 4 of this Confirmation.

Fixed Amounts:
Fixed Rate Payer:	DBAG
Fixed Rate Payer Payment Dates:	The 1st day of March and September of each year, commencing September 1, 2001, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Fixed Rate:	10.0%
Fixed Rate Day Count Fraction:	30/360

Floating Amounts:
Floating Rate Payer:	Counterparty
Floating Rate Payer Payment Dates:	The 1st day of March and September of each year, commencing September 1, 2001, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Floating Rate for initial Calculation:	3.73% (exclusive of Spread)
Floating Rate Option: Designated Maturity:	USD-LIBOR-BBA
Designated Maturity:	Six Months
Spread:	Plus 5.95%
Floating Rate Day Count Fraction:	Actual/360
Reset Dates:	The first Business Day in each Calculation Period
Compounding:	Inapplicable

Business Days:	New York and London

3. (a) Early Termination:
Optional Early Termination:	Applicable, provided that no Event of Default or Potential Event of Default with respect to the Exercising Party shall have occurred and be continuing.
Option Style:	European
Exercise Business Day:	New York and London

(b) Procedure for Exercise: Expiration Date:	30 calendar Days preceding the Cash Settlement Payment Date
Earliest Exercise Time:	9:00 a.m., New York time
Expiration Time:	11:00 a.m., New York time

(c) Settlement Terms:
Cash Settlement:	Applicable
Cash Settlement Valuation Time:	11:00 a.m., New York time
Valuation Business Days:	New York and London
Cash Settlement Payment Date:	November 30, 2005

Business Day Convention for Cash Settlement Payment Date:	Modified Following
Cash Settlement Method:	Cash Price
Settlement Rate:	Inapplicable
Quotation Rate:	Mid

4. (a) Early Termination:
Optional Early Termination:	Applicable
Option Style:	American
Seller:	Counterparty
Buyer:	DBAG
Exercise Business Day:	New York and London

(b) Procedure for Exercise:
Commencement Date:	March 1, 2006
Expiration Date:	30 calendar days preceding March 1, 2011, provided that if such date that would otherwise be the Expiration Date is not an Exercise Business Day, such date shall be adjusted in accordance with the Preceding Business Day Convention and Business Days for such purpose shall be a day that is an Exercise Business Day.
Earliest Exercise Time:	9:00 a.m., New York time
Expiration Time:	11:00 a.m. New York time
Optional Early Termination Date:	30 calendar days following the Exercise Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

(c) Settlement Terms:
Cash Settlement:	Inapplicable
Special Provisions:	In the event that the Exercising Party exercises its Option pursuant to the foregoing terms and conditions, the amounts payable by the parties on the Optional Early Termination Date shall be calculated as if the Optional Early Termination Date were the final Payment Date for this Transaction. In addition to the Fixed Amount payable by DBAG on the Optional Termination Date, DBAG shall pay a termination fee (a "Termination Fee") determined in accordance with the attached Exhibit 1. Upon payment of any such amounts no further rights or obligations shall exist between the parties with respect to this Transaction.

5. Account Details;
USD DBAG Payment Instructions:
Account With:	Deutsche Bank AG, New York
SWIFT Code:	DEUTUS33
Favor Of:	Deutsche Bank AG, New York
Account Number:	100440170004

USD Counterparty Payment Instructions:
Account With:	First Union National Bk, Charlotte
SWIFT Code:	PNBPUS33CHA
Favor Of:	Young Broadcasting Inc., New York
Account Number:	2000000984124

6. Offices:
The Office of DBAG for this Transaction is New York.

7. Calculation Agent:	The party specified as such in the Agreement, or if not specified therein, DBAG.
8.
Representations

Counterparty, if it is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust, or foreign estate, represents that it is a foreign person for purposes of US Treasury regulations relating to information reporting and backup withholding.

Each party will be deemed to represent to the other party on the date on which it enters into this Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):

            (i)  Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

          (ii)  Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

          (iii)  Status of Parties. The other party is not acting as a fiduciary for, or an adviser to it in respect of this Transaction.

9.
Other Provisions

Each of the representations, warranties, covenants and events of default contained in each of the Credit Agreements and Second Amended and Restated Credit Agreements, dated as of June 26, 2000, respectively among Young Broadcasting, Inc., the banks and other financial institutions listed on the signature pages thereof, Bankers Trust Company, as Administrative Agent for the Lenders and the Issuing Bank thereunder, and First Union National Bank and CIBC World Markets Corp., and Syndication Agents for the Lenders thereunder (as amended, modified, or supplemented from time to time, the "Credit Agreements") is hereby incorporated into this Confirmation by this reference and made a part to the same extent as if the Credit Agreements were set forth in full, provided that any reference in such provisions to the Lenders shall be deemed to be a reference to Party A. If for any reason Bankers Trust Company (or any of its affiliates) ceases to remain a party to such Credit Agreements or if such Credit Agreements should for any reason terminate or if Bankers Trust Company (or any of its affiliates) shall object to any amendment to the Credit Agreements, such provisions will be incorporated herein as they existed immediately prior to such event. This Transaction shall be deemed to constitute an Interest Rate Protection Agreement as permitted under Section 5.02(b)(F) of the Credit Agreements. Each such incorporated term will be deemed an agreement or obligation for the purposes of Section 5 (a)(ii) of the ISDA Master Agreement.

"The obligations of the Counterparty to DBAG under this Transaction shall be equally and ratably secured with the Counterparty's obligations to the Lenders under the Credit Agreement pursuant to Collateral Documents under the Credit Agreements. Such Collateral Document under the Credit Agreements shall be Credit Support Documents for the purposes of the ISDA Master Agreement. If the Counterparty's obligations to DBAG under this Transaction cease to be equally and ratably secured with the Counterparty's obligations to the Lenders under the Credit Agreements pursuant to the Collateral Documents, or if any collateral under the Collateral Documents is released at any time when Bankers Trust Company (or any of its Affiliates) is not a party to the Credit Agreements, unless Party A shall have consented in writing prior to such release, such event will constitute an Additional Termination Event with the Counterparty as the Affected Party."

        10.  Section 6 of the Agreement is amended by the addition of the following Section 6(f):

    "(f) Upon the designation of any Early Termination Date, the party that is not the Defaulting Party or Affected Party ("X") may, without prior notice to the Defaulting or Affected Party ("Y"), set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Y to X or any Affiliate of X (the "X Set Off Amount") against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by X or any Affiliate of X to Y (the "Y Set Off Amount"). X will give notice to the other party of any set off effected under this Section 6(f).

    For this purpose, either the X Set Off Amount or the Y Set Off Amount (or the relevant portion of such set off amounts) may be converted by X into the currency in which the other set off amount is denominated at the rate of exchange at which X would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

    If a sum or obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise)."

        11.  Nothwithstanding the provisions of Section 7 of the Agreement, each party hereto hereby agrees to not unreasonably withhold the right of the other party to transfer this Transaction.

        12.  Please confirm that the foregoing correctly sets forth the terms of our agreement by having an authorized officer sign this Confirmation and return it via facsimile or e-mail to:

    Attention: Swap Documentation
    Telephone: 1 212 602 2900
    Facsimile: 1 212 602 2604
    E-mail: Swaps.Docs.Queries@db.com

This message will be the only form of Confirmation dispatched by us. If you wish to exchange hard copy forms of this Confirmation, please contact us.

Yours sincerely,

Deutsche Bank AG

By: /s/  MARISA FLOOD

Name:    Marisa Flood
Authorized Signatory

By:

/s/  KEITH DOREE
Name: Keith Doree
Authorized Signatory

Confirmed as of the date first written above:

Young Broadcasting Inc,

By: /s/  JAMES A. MORGAN
Name: James A. Morgan
Title: Exec VP-CFO

EXHIBIT 1

        With respect to the Optional Early Termination Date for any Calculation Period falling within the periods set forth below, the Termination Fee shall be calculated as a percentage of the Notional Amount as set forth opposite the relevant period and underneath the caption Termination Fee, as follows:

From and including *`	To but excluding*	Termination Fee
March 1, 2006	March 1, 2007	5.00%
March 1, 2007	March 1, 2008	3.333%
March 1, 2008	March 1, 2009	1.667%
March 1, 2009	March 1, 2011	0.00%

*
All dates listed above shall not be subject to adjustment in accordance with any Modified Following Business Day Convention

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EXHIBIT 1